Exhibit 99.1
CONDENSED CONSOLIDATED FINANCIAL DATA

Set forth below is summary condensed consolidated financial data for TRU Taj LLC (“TRU Taj”), a wholly-owned indirect subsidiary of Toys “R” Us, Inc. (the “Company”), and its subsidiaries for the thirteen and thirty-nine week periods ended October 29, 2016 and October 31, 2015, which is being furnished pursuant to the indenture relating to the 12% Senior Secured Notes due 2021 issued by TRU Taj. The condensed consolidated financial data has been presented to show the assets, liabilities and results of operations of such entities assuming the reorganization transactions (but not the exchange offers), as described in the Company’s Form 8-K, filed July 14, 2016, had been effectuated at the beginning of the periods presented. Tax balances are presented on a combined basis, allocated to TRU Taj and its subsidiaries.
The financial data set forth below was derived from the Company’s internal financial statements and has not been audited or reviewed by our independent accountants. The financial data set forth below should be read in conjunction with, and is qualified in its entirety by the Company’s Quarterly Report on Form 10-Q for the thirteen and thirty-nine week periods ended October 29, 2016.

TRU TAJ LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED OPERATIONS DATA
(UNAUDITED)

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 29, 2016	October 31, 2015(1)	October 29, 2016	October 31, 2015(1)
Net sales	$755	$763	$2,188	$2,153
Other revenues (a)	67	67	205	203
Total revenues	822	830	2,393	2,356
Cost of sales	460	471	1,322	1,301
Gross margin	362	359	1,071	1,055
Selling, general and administrative expenses	287	287	854	846
Depreciation and amortization	31	29	91	88
Other (income) expense, net	—	(1)	3	(13)
Intercompany expense	21	22	56	66
Total operating expenses	339	337	1,004	987
Operating earnings	23	22	67	68
Interest expense	(53)	(31)	(112)	(91)
Interest income	1	1	2	2
Loss before income taxes	(29)	(8)	(43)	(21)
Income tax benefit	(2)	(2)	(8)	(7)
Net loss	(27)	(6)	(35)	(14)
Less: Net earnings attributable to noncontrolling interest	1	1	4	4
Net loss attributable to TRU Taj LLC	$(28)	$(7)	$(39)	$(18)

Other Operating Data:
Adjusted EBITDA (b)	$54	$55	$169	$153
Same store sales	(4.2)%	0.5%	(1.1)%	0.8%

(a)	Comprised of Toys “R” Us Property Company I, LLC’s base rents and tenant reimbursements from Toys “R” Us - Delaware, Inc.

(b)
Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest expense (income), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as goodwill and asset impairment charges, impact of litigation, noncontrolling interest, net loss (gain) on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, our financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors. We also use Adjusted EBITDA for the calculation of certain ratios in accordance with our debt covenants.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.

A reconciliation of Net loss attributable to TRU Taj LLC and its subsidiaries to EBITDA and Adjusted EBITDA is as follows:

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net loss attributable to TRU Taj LLC	$(28)	$(7)	$(39)	$(18)
Add:
Income tax benefit	(2)	(2)	(8)	(7)
Interest expense, net	52	30	110	89
Depreciation and Amortization	31	29	91	88
EBITDA	53	50	154	152
Adjustments:
Foreign currency re-measurement (a)	—	—	5	(2)
Net earnings attributable to noncontrolling interest (b)	1	1	4	4
Litigation (c)	—	—	4	(1)
Severance	—	4	1	6
Compensation expense (d)	—	—	1	1
Net loss (gain) on sales of properties (e)	—	—	1	(7)
Certain transaction costs	—	—	(1)	—
Adjusted EBITDA	$54	$55	$169	$153

(a)	Represents the unrealized loss (gain) on foreign exchange related to intercompany balances with affiliates.

(b)	Represents noncontrolling interests in Asia JV.

(c)	Represents certain litigation expenses and settlements recorded for legal matters.

(d)	Primarily represents the incremental compensation expense related to certain one-time awards and modifications, net of forfeitures of certain officers’ awards.

(e)	Represents net loss (gain) on sale of properties.

TRU TAJ LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(UNAUDITED)

(In millions)	October 29, 2016	October 31, 2015(1)
ASSETS
Current Assets:
Cash and cash equivalents	$213	$240
Accounts and other receivables	170	160
Merchandise inventories	865	846
Current deferred tax assets	—	10
Prepaid expenses and other current assets	82	96
Total current assets	1,330	1,352
Property and equipment, net	1,400	1,491
Goodwill	64	64
Deferred tax assets	98	104
Restricted cash	42	46
Straight-line rent receivable from affiliate	199	194
Other assets	199	184
Total Assets	$3,332	$3,435

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$619	$654
Accrued expenses and other current liabilities	275	284
Income taxes payable	1	9
Current portion of long-term debt	47	161
Total current liabilities	942	1,108
Long-term debt	1,929	1,359
Deferred tax liabilities	55	29
Deferred rent liabilities	153	157
Due to affiliates, net	1	200
Other non-current liabilities	128	145
Temporary Equity - Noncontrolling interest	119	85
Total stockholders’ equity	5	352
Total Liabilities, Temporary Equity and Stockholders’ Equity	$3,332	$3,435

(1)
For comparability, the October 31, 2015 Condensed Consolidated Operations Data and Balance Sheet Data have been adjusted on a proforma basis to reflect the impact of subsequent intercompany contributions made from Toys “R” Us Europe, LLC to TRU Taj and subsidiaries in the fourth quarter of fiscal 2015.

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